UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 29, 2008

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencernent communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition

On July 29, 2008, we issued a press release and supplemental financial data with respect to our financial results for the quarter ended June 30, 2008. Copies of the press release and supplemental financial data are furnished as Exhibit 99.1 and Exhibit 99.2 to this report, respectively. The information contained in this Item 2.02 and the attached Exhibit 99.1 and Exhibit 99.2 are furnished to, and not filed with, the Securities and Exchange Commission.

ITEM 8.01.	Other Events

On July 29, 2008, we reported operating results for the quarter ended June 30, 2008. All per share results are reported on a fully diluted basis.

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $36.8 million, or $0.70 per share, for second quarter 2008, as compared with $35.6 million, or $0.68 per share, for the quarter ended June 30, 2007. Second quarter 2007 FFO included nonroutine income of $1.9 million, or $0.04 per share, in proceeds from a legal settlement. Excluding nonroutine income, core FFO per share growth was 9.4% year-over-year. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this report.)

Net income available to common shareholders for the second quarter totaled $15.9 million, or $0.31 per share, as compared with $15.1 million, or $0.29 per share, for the same period 2007. The second quarter 2007 results included the nonroutine income item cited previously.

Total revenues from continuing operations for the quarter were $88.5 million, as compared with $81.8 million a year ago. Adjusted EBITDA for the quarter totaled $61.1 million, as compared with $58.6 million in second quarter 2007. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this report.)

Six-Month Period Ended June 30, 2008

For the year-to-date period, FFO totaled $72.5 million, or $1.38 per share, as compared with $67.8 million, or $1.29 per share, for the six-month period in 2007. FFO for the six-month period in 2007 included the nonroutine income item cited previously. Excluding nonroutine income, core FFO per share growth was 10.4% year-over-year.

Net income available to common shareholders for the six-month period totaled $30.2 million, or $0.58 per diluted share, as compared with $27.1 million, or $0.52 per diluted share, for the same period 2007. The 2007 year-to-date results included the nonroutine income item cited previously.

For the first half of 2008, total revenues from continuing operations were $175.0 million, as compared with $161.5 million for the same period 2007, representing growth of 8.4%. Adjusted EBITDA for the six-month period totaled $121.0 million, as compared with $115.1 million for the same period in 2007.

Our positive year-over-year earnings and FFO results were driven primarily by improved same-store property-level operating results, income from newly developed and redeveloped properties, a lower interest rate environment, and stable corporate-level G&A expenses.

Same-store net operating income (NOI) growth was 3.9% for the quarter, as compared with the same period in 2007. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this report.) For the second quarter, same-store NOI increased $2.2 million relative to the same period in the prior year. Developed properties generated $1.9 million in additional NOI during the quarter, as compared with second quarter 2007.

Same-Store Property Results

We define same-store properties as stabilized apartment communities that we have owned for at least five full quarters. Of the 22,680 apartment units that we own directly, same-store units totaled 19,357 for the quarter.

On a year-over-year basis, overall same-store NOI growth was driven by revenue growth of 3.9% for the quarter. Average same-store market rent for the second quarter 2008 increased 3.9% to $1,495 per unit, from $1,439 per unit in second quarter 2007. Physical occupancy levels averaged 94.4% during second quarter 2008, matching occupancy levels in the same period 2007. Physical occupancy at the end of the second quarter was 94.5%. Rent concessions in the same-store portfolio totaled $840,000, or 4.0 days rent, for second quarter 2008, as compared with $800,000, or 3.6 days, for the same period 2007.

Same-store results depict stable operating conditions in San Diego, the San Francisco Bay area and Seattle, which represent 52% of our same-store NOI. Operating results in Los Angeles, Orange County and the Inland Empire (San Bernardino and Riverside Counties) reflect weak market fundamentals, affected by continuing job losses and excess supply of single-family housing. These Southern California markets represent 41% of our same-store NOI.

Community Development Activity

We currently have five communities under construction, two in Southern California, one in Northern California, and two in Seattle, Washington, with a total of 1,367 units, an aggregate projected investment of $457.0 million and an estimated balance to complete totaling $186.0 million.

We own two land parcels representing 710 units of future development, and an estimated aggregate investment of $367.0 million upon completion. Construction starts for the parcels are in the second half of 2009. One land parcel is in Southern California; the other is in Northern California.

Dispositions

At June 30, we had classified as held for sale six operating properties and one excess land parcel, with a total net book value of $113.0 million. The six operating properties are located in: Sacramento (four), the S.F. Bay area (one) and Seattle (one), totaling 1,484 units, with a total net book value of $96.0 million. The excess land parcel, with a book value of $17.0 million, is in Northern California.

Subsequent to the end of the quarter, we sold a stabilized community, Pinnacle at Blue Ravine, a 260-unit property in Folsom, California, which was reported as held for sale at June 30, 2008. Sales proceeds totaled approximately $40.0 million. The transaction capitalization rate was approximately 6%, calculated on trailing 12 months of property-level NOI. Proceeds derived from the sale were used to repay floating rate debt. In connection with the transaction, we will record a gain on sale of approximately $8.5 million ($0.16 per share) during third quarter 2008. We remain on target to realize $150.0 million to $200.0 million in proceeds from asset sales in 2008.

Common and Preferred Dividends Declared

On July 24, 2008, our Board of Directors approved regular common and preferred stock dividends for the quarter ending September 30, 2008. All common and preferred dividends will be payable on Tuesday, September 30, 2008 to shareholders of record on Monday, September 15, 2008.

The quarterly common dividend payment of $0.5625 is equivalent to $2.25 per share on an annualized basis, and represents a yield of approximately 4.85% on yesterday’s closing price of $46.40 per share. We have paid uninterrupted quarterly dividends to shareholders since being founded in 1970.

Our 6.75% Series C preferred dividend is $0.421875 per share; the 6.75% Series D preferred dividend is $0.421875 per share.

BRE Properties, Inc.

Consolidated Balance Sheets

Second Quarter 2008

(Unaudited, dollar amounts in thousands except per share data)

ASSETS	June 30, 2008	June 30, 2007
Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$2,852,184	$2,702,810
Construction in progress	270,226	327,256
Less: accumulated depreciation	(474,726)	(420,589)

	2,647,684	2,609,477

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	62,399	44,747
Real estate held for sale, net	113,034	79,883
Land under development	116,621	118,196

Total real estate portfolio	2,939,738	2,852,303
Cash	10,804	11,937
Other assets	67,815	59,912

TOTAL ASSETS	$3,018,357	$2,924,152

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	$1,540,000	$1,540,000
Unsecured line of credit	312,000	129,000
Mortgage loans	152,816	175,459
Accounts payable and accrued expenses	83,272	89,603

Total liabilities	2,088,088	1,934,062

Minority interests	30,981	31,473

Shareholders’ equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 7,000,000 and 10,000,000 shares with $25 liquidation preference issued and outstanding at June 30, 2008 and June 30, 2007, respectively.	70	100
Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 51,045,125 and 50,727,018 at June 30, 2008 and June 30, 2007, respectively.	510	507
Additional paid-in capital	898,708	958,010

Total shareholders’ equity	899,288	958,617

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,018,357	$2,924,152

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended June 30, 2008 and 2007

(Unaudited, dollar and share amounts in thousands)

REVENUE	Quarter ended 6/30/08	Quarter ended 6/30/07	Six months ended 6/30/08	Six months ended 6/30/07
Rental income	$84,839	$78,320	$168,020	$154,691
Ancillary income	3,632	3,500	7,016	6,809

Total revenue	88,471	81,820	175,036	161,500

EXPENSES
Real estate expenses	26,144	24,111	52,243	48,020
Depreciation	19,924	18,611	40,041	36,825
Interest expense	21,686	20,324	43,147	40,097
General and administrative	5,378	4,737	10,033	9,552
Total expenses	73,132	67,783	145,464	134,494
Other income	637	3,024	1,231	4,191

Income before minority interests, partnership income and discontinued operations	15,976	17,061	30,803	31,197
Minority interests	(580)	(570)	(1,161)	(1,149)
Partnership income	683	508	1,315	952

Income from continuing operations	16,079	16,999	30,957	31,000
Discontinued operations:
Discontinued operations, net (1)	2,823	2,615	5,103	4,996
Net gain on sales	—	—	—	—

Total discontinued operations	2,823	2,615	5,103	4,996
NET INCOME	18,902	19,614	36,060	35,996
Dividends attributable to preferred stock	2,953	4,468	5,906	8,936

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$15,949	$15,146	$30,154	$27,060

Net income per common share—basic	$0.31	$0.30	$0.59	$0.53

Net income per common share—assuming dilution	$0.31	$0.29	$0.58	$0.52

Weighted average shares outstanding—basic	51,020	50,705	51,005	50,660

Weighted average shares outstanding—assuming dilution	51,850	51,840	51,775	51,840

(1)	Details of net earnings from discontinued operations. For 2008, includes six operating properties held for sale as of June 30, 2008. For 2007, totals also include two properties sold in the third quarter of 2007 and two properties sold in the fourth quarter of 2007.

	Quarter ended 6/30/08	Quarter ended 6/30/07	Six months ended 6/30/08	Six months ended 6/30/07
Rental and ancillary income	$4,524	$6,489	$8,924	$12,801
Real estate expenses	(1,701)	(2,502)	(3,277)	(4,885)
Depreciation	—	(1,127)	(509)	(2,428)
Interest expense	—	(245)	(35)	(492)

Income from discontinued operations, net	$2,823	$2,615	$5,103	$4,996

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 06/30/08	Quarter Ended 06/30/07	Six Months Ended 06/30/2008	Six Months Ended 06/30/2007
Net income available to common shareholders	$15,949	$15,146	$30,154	$27,060
Depreciation from continuing operations	19,924	18,611	40,041	36,825
Depreciation from discontinued operations	—	1,127	509	2,428
Minority interests	580	570	1,161	1,149
Depreciation from unconsolidated entities	415	272	817	526
Less: Minority interests not convertible to common	(106)	(105)	(212)	(210)

Funds from operations	$36,762	$35,621	$72,470	$67,778

Diluted shares outstanding—EPS	51,850	51,840	51,775	51,840
Net income per common share—diluted	$0.31	$0.29	$0.58	$0.52

Diluted shares outstanding—FFO	52,695	52,720	52,620	52,730
FFO per common share—diluted	$0.70	$0.68	$1.38	$1.29

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 6/30/08	Quarter ended 6/30/07	Six months ended 06/30/08	Six months ended 06/30/07
Net income available to common shareholders	$15,949	$15,146	$30,154	$27,060
Interest, including discontinued operations	21,686	20,569	43,182	40,589
Depreciation, including discontinued operations	19,924	19,738	40,550	39,253

EBITDA	57,559	55,453	113,886	106,902
Minority interests	580	570	1,161	1,149
Dividends on preferred stock	2,953	4,468	5,906	8,936
Galleria Settlement	—	(1,900)	—	(1,900)

Adjusted EBITDA	$61,092	$58,591	$120,953	$115,087

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter ended 6/30/08	Quarter ended 6/30/07	Six months ended 06/30/08	Six months ended 06/30/07
Net income available to common shareholders	$15,949	$15,146	$30,154	$27,060
Interest, including discontinued operations	21,686	20,569	43,182	40,589
Depreciation, including discontinued operations	19,924	19,738	40,550	39,253
Minority interests	580	570	1,161	1,149
Dividends on preferred stock	2,953	4,468	5,906	8,936
General and administrative expense	5,378	4,737	10,033	9,552

NOI	$66,470	$65,228	$130,986	$126,539

Less Non Same-Store NOI	8,877	9,819	16,977	17,000

Same-Store NOI	$57,593	$55,409	$114,009	$109,539

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release of BRE Properties, Inc. dated July 29, 2008, including attachments.

99.2	Supplemental Financial data dated July 29, 2008, including attachments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc. (Registrant)

Date: July 30, 2008	/s/ Henry L. Hirvela
Henry L. Hirvela Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press release of BRE Properties, Inc. dated July 29, 2008, including attachments.

99.2	Supplemental Financial data dated July 29, 2008, including attachments.